Exhibit 99.1

Timothy C. Tyson Joins the Board of Caldera Pharmaceuticals

Seasoned executive brings extensive track record of successful business leadership

Cambridge, MA—October 11, 2013, Caldera Pharmaceuticals, and its subsidiary, XRpro Corp, a provider of services to the pharmaceutical and environmental monitoring industries, today announced that Timothy C. Tyson has been appointed to Caldera Pharmaceutical’s Board of Directors.

Mr. Tyson brings over 30 years of experience, and is an internationally recognized leader in the pharmaceutical industry.  He is currently the Chairman of Aptuit, a contract research organization providing services to the pharmaceutical industry.  His previous leadership positions include his tenure as CEO of Aptuit, and CEO of Valeant Pharmaceuticals.  In addition Mr. Tyson has held senior executive positions at GlaxoSmithKline and at Bristol-Myers.

Gary Altman, President and CEO of Caldera Pharmaceuticals, Inc., and XRpro, stated, “We are honored to have Tim join our Board.  His leadership, his business experience, and his wealth of knowledge of the pharmaceutical industry, add a great deal to our team. I look forward to working with him, and gaining his counsel.”

Mr. Tyson is a graduate of the United States Military Academy, and holds a Masters of Public Administration and an MBA from Jacksonville State University.

About Caldera Pharmaceuticals and XRpro®

XRpro® has focused on its core competency to develop analytical tools that rely on the rapid, simultaneous detection, and quantification, of elements.  Using X-ray fluorescence the company has developed assays for drug discovery, and for the real-time analysis of industrial effluents.

Company Contact:
Gary G. Altman, PhD, President and CEO
galtman@XRpro.com

Investor Contact:
Aimee Boutcher
Aimee@XRpro.com
973 332-0121

This release includes forward-looking statements on the Company’s current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding the expected contribution of Mr. Tyson. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in the Company’s forward-looking statements include, among others, our ability to sell and market our technology and services, the contribution and integration of the Company’s new management and the other factors described in the Company’s Report on Form 10-K for the year ended December 31, 2012 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.